EXHIBIT (j)(10)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 85 to Registration Statement No. 2-27962 on Form N-1A of our report dated February 16, 2007 relating to the financial statements and financial highlights of Eaton Vance Special Investment Trust (the "Trust"), including Eaton Vance Small-Cap Value Fund appearing in the Annual Report on Form N-CSR of the Trust for the year ended December 31, 2006 and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers-Independent Registered Public Accounting Firms” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP April 26, 2007 Boston, Massachusetts